Exhibit 10.1

OPTION AND EXCHANGE AGREEMENT

This Option and Exchange Agreement (this “Agreement”) is made and entered into effective as of August 10, 2026 by and among (i) SAIHEAT Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), (ii) Canopy Wave Inc., a Delaware corporation (the “Company”), and (iii) [●] (“Grantee”).

Each of the foregoing parties are referred to in this Agreement collectively as the “Parties” and individually as a “Party”.

RECITALS

A. Concurrently with the execution of this Agreement, Parent, the Company and certain other parties named therein will enter into an Agreement and Plan of Merger (as further amended, supplemented and restated from time to time, the “Merger Agreement”), pursuant to which the Company will merge with and into Saiheat Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (the “Merger”), with the Company ceasing to exist and Merger Sub continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent.

B. As of the date hereof, Grantee holds an option to purchase [number] shares of common stock of the Company (the “Original Option”) on the terms and conditions set forth in an Option Agreement by and between Grantee and the Company dated as of [January 31, 2025], as attached hereto as Exhibit A (the “Original Option Agreement”), which will remain outstanding and unexercised immediately prior to the Effective Time.

C. Pursuant to the Merger Agreement, at the Effective Time, the Original Option, whether vested or not, shall be cancelled and exchanged for an option to purchase a certain number of Parent Class A Ordinary Shares determined in accordance with the Merger Agreement and this Agreement (the “New Parent Option”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties to this Agreement hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

2. Cancellation and Exchange. Effective at the Effective Time, (a) the Original Option is hereby cancelled and exchanged for the New Parent Option to purchase a certain number of Parent Class A Ordinary Shares, and (b) Parent hereby assumes the obligations of the Company with respect to the Original Option solely as cancelled and exchanged for the New Parent Option, in each case in accordance with the terms and conditions hereunder.

3. New Parent Option. The Parties acknowledge and agree that the following provisions shall govern the New Parent Option:

A.	unless the context otherwise requires, all references in the Original Option Agreement shall be adjusted as follows: (a) all references to the “Company” shall be read as references to Parent, (b) all references to the “Shares” shall be read as references to Parent Class A Ordinary Shares, and (c) all references to the “Board” shall be read as references to the board of directors of Parent;

B.	the Grant Date, exercise period and Expiration Date (each as defined in the Original Option Agreement, as applicable) of the New Parent Option shall remain the same as the Original Option;

C.	the number of Parent Class A Ordinary Shares subject to the New Parent Option and the per share exercise price are determined in accordance with the Merger Agreement, as set out in the attached Schedule A, and are intended to (a) ensure that the spread of the New Parent Option (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Merger, and (b) preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Merger;

D.	the Change of Control provisions in the Original Option Agreement shall hereafter be applied solely on the basis of a Change of Control (as defined thereunder) applied to Parent in lieu of the Company;

E.	whenever there is a reference to a specific number of Parent Class A Ordinary Shares or a specific per share price for such shares, then upon the occurrence of any subdivision, combination or share dividend or extraordinary dividend of or on Parent Class A Ordinary Shares with an effective or record date from the date hereof, the specific number of such shares or price so referenced in this Agreement shall be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or dividend; and

F.	except to the extent specifically modified by this Agreement or as otherwise agreed in writing by Parent and Grantee, all of the terms and conditions of the Original Option Agreement (including but not limited to any restriction on the exercise of the Original Option) as in effect immediately prior to the Merger shall continue in full force and effect and shall remain substantially unchanged with respect to the New Parent Option.

4. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, between or among the Parties hereto with respect to the specific subject matter hereof.

5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the address set forth below the signature lines of this Agreement, or at such other address as such Party may designate in writing to the other Parties hereto.

6. GOVERNING LAW; JURISDICTION. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws. Any claim, controversy, or dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be submitted to arbitration in New York City, New York before a single arbitrator of the American Arbitration Association’s International Centre for Disputes Resolution (“ICDR”) in accordance with its International Arbitration Rules. Such arbitrator shall be mutually agreed upon by the Parties; in the event that the Parties do not mutually agree to an arbitrator within forty-five (45) days of commencement of the arbitration, the Parties agree that the ICDR shall appoint the sole arbitrator using the ICDR list method. The language of the arbitration shall be English. If multiple arbitrations arise under this Agreement and any other agreement arising out of or related to the transactions contemplated in this Agreement, the subject matters of which are related by common questions of law and fact and which could result in inconsistent awards, then the arbitrations may be consolidated into a single arbitration upon request of a Party; provided that consolidation would not result in undue delay or prejudice to the Party affected by consolidation. The arbitrator shall fix and allocate the costs of the arbitration in its award. The award of the arbitrator shall be final and binding, and judgment upon the award may be entered in any federal court of the United States of America sitting in the State of Delaware, or, if no federal court of the United States of America sitting in the State of Delaware has jurisdiction over such matter, any other court of the State of Delaware. The Parties further agree, however, that any action solely seeking injunctive relief, specific performance or other equitable remedies pursuant to this Section 6 or otherwise shall be brought exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America sitting in the State of Delaware, or, if no federal court of the United States of America sitting in the State of Delaware has jurisdiction over such matter, any other court of the State of Delaware). Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts solely for purposes of any such action for enforcement of an arbitral award obtained pursuant to this Section 6, injunctive relief, specific performance or other equitable remedies, and each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) any claim that any such action brought in any of the above-named courts has been brought in an inconvenient forum.

7. ACCEPTANCE. By execution of this Agreement, Grantee (a) acknowledges that he or she has received a copy of the Merger Agreement and has read and understood the terms and provisions thereof to the extent relevant to this Agreement, (b) accepts the New Parent Option subject to all the terms and conditions of this Agreement, and (c) irrevocably and unconditionally releases, waives and forever discharges the Company and its officers, directors, employees, agents, successors and assigns from any and all claims, demands, actions, causes of action, damages, losses, costs and expenses of any kind or nature whatsoever, whether known or unknown, arising out of or relating to the original issuance and the cancellation and exchange of the Original Option and the issuance of the New Parent Option pursuant to this Agreement.

8. FURTHER ASSURANCES. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

9. NO THIRD-PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any rights, benefits, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

10. TITLES AND HEADINGS. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections”, “schedules” and “exhibits” will mean “sections”, “schedules” and “exhibits” to this Agreement.

11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

12. AMENDMENT. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith to amend or replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that comes closest to expressing the intention and achieving the economic, business and other purposes of such invalid or unenforceable term or provision. If the Parties are unable to agree upon such amendment or replacement within thirty (30) days following such final judgment, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of each of the other Parties, and any attempted assignment without such consent shall be null and void.

15. TERMINATION. This Agreement is expressly conditioned upon the consummation of the Merger. In the event that the Merger Agreement is terminated in accordance with its terms and the Merger is not consummated, this Agreement shall automatically terminate and be of no further force or effect, without any action required on the part of any Party, and no Party shall have any liability or obligation to any other Party hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SAIHEAT LIMITED

By:

Name:

Title:

Address:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CANOPY WAVE INC.

By:

Name:

Title:

Address:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

[GRANTEE]

By:

Name:

Title:

Address:

Exhibit A

Original Option Agreement

Schedule A

Particulars of New Parent Option

Number of Parent Class A Ordinary Shares subject to the New Parent Option	[*]
Per share exercise price for the Parent Class A Ordinary Shares issuable upon exercise of the New Parent Option	US$[*]

Schedule B

Omitted Option and Exchange Agreements

Pursuant to Instruction 2 to Item 601 of Regulation S-K, the Registrant has omitted filing the Option and Exchange Agreements identified below because they are substantially identical in all material respects to the Form of Option and Exchange Agreement set forth above, differing only as to the parties thereto and the details set forth in this Schedule. The Registrant agrees to furnish supplementally a copy of any omitted Option and Exchange Agreement to the Securities and Exchange Commission upon request.

No.	Counterparty	Date	Securities Subject to Option / Exchanged	Number of Registrant Ordinary Shares Issuable
1	Cynthia Xinyi Li	August 10, 2026	50,000	15,603
2	Hai Vodinh	August 10, 2026	120,000	37,447
3	Andrew Li	August 10, 2026	50,000	15,603
4	Yachal (Yongqian) Chen	August 10, 2026	375,000	117,022

In all other respects, each of the foregoing agreements is substantially identical to the Form of Option and Exchange Agreement filed herewith.

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